Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) made November 3, 2014 and effective as of January 1, 2014 (the “Effective Date”) between TIME WARNER INC., a Delaware corporation (the “Company”), and PAUL T. CAPPUCCIO (“You”).

You are currently employed by the Company pursuant to an Employment Agreement made August 30, 2010 and effective as of July 1, 2010, which replaced an agreement made March 20, 2001, effective as of March 1, 2001, as Amended and Restated as of July 1, 2008 (the “Prior Agreements”). The Company wishes to amend and restate the terms of your employment with the Company and to secure your services on a full-time basis for the period from the Effective Date to and including December 31, 2018 on and subject to the terms and conditions set forth in this Agreement, and you are willing to provide such services on and subject to the terms and conditions set forth in this Agreement. You and the Company therefore agree as follows:

1.    Term of Employment.    Your “term of employment” as this phrase is used throughout this Agreement shall be for the period beginning on the Effective Date and ending on December 31, 2018 (the “Term Date”), subject, however, to earlier termination as set forth in this Agreement.

2.    Employment.    During the term of employment, you shall serve as Executive Vice President and General Counsel of the Company or in such other senior position as the Company may determine and you shall have the authority, functions, duties, powers and responsibilities normally associated with such position and such additional authority, functions, duties, powers and responsibilities as may be assigned to you from time to time by the Company consistent with your senior position with the Company. During the term of employment, (i) your services shall be rendered on a substantially full-time, exclusive basis and you will apply on a full-time basis all of your skill and experience to the performance of your duties, (ii) you shall have no other employment and, without the prior written consent of your manager or other more senior officer of the Company in your reporting line, no outside business activities which require the devotion of substantial amounts of your time, (iii) you shall report to the Chief Executive Officer of the Company and (iv) the place for the performance of your services shall be the principal executive offices of the Company in the New York City metropolitan area, subject to such reasonable travel as may be required in the performance of your duties. The foregoing shall be subject to the Company’s written policies, as in effect from time to time, regarding vacations, holidays, illness and the like.

3.    Compensation.

3.1        Base Salary.    The Company shall pay you a base salary at the rate of not less than $1,400,000 per annum beginning on the execution date of this Agreement and continuing during the term of employment (“Base Salary”). The Company may increase, but not decrease without your consent, your Base Salary during the term of employment. Base Salary shall be paid in accordance with the Company’s customary payroll practices.

3.2        Bonus.    In addition to Base Salary, the Company typically pays its executives an annual cash bonus (“Bonus”). Although the amount of your Bonus is fully discretionary, your target annual Bonus as a percentage of Base Salary is 225%. The Company may increase, but not decrease without your consent, your target annual Bonus during the term of employment. Each year, your personal performance will be considered in the context of your executive duties and any individual goals set for you, and your actual Bonus will be determined by the Compensation and Human Development Committee of the Board of Directors (“Compensation Committee”) based on your personal performance and the Company’s performance. Your Bonus amount, if any, will be paid to you between January 1 and March 15 of the calendar year immediately following the performance year in respect of which such Bonus is earned.

3.3        Long Term Incentive Compensation.    So long as the term of employment has not terminated, you shall be eligible to receive annually from the Company long term incentive compensation with a target value beginning in 2015 of $3,400,000 (based on the valuation method used by the Company for its senior executives) through a combination of stock option grants, restricted stock units, performance shares or other equity-based awards, cash-based long-term plans or other components as may be determined by the Compensation Committee from time to time in its sole discretion. The Company may increase, but not decrease without your consent, the target value of your annual long term incentive compensation during the term of employment.

3.4        Indemnification.    You shall be entitled throughout the term of employment (and after the end of the term of employment, to the extent relating to service during the term of employment) to the benefit of the indemnification provisions contained on the Effective Date in the Restated Certificate of Incorporation and By-laws of the Company (not including any amendments or additions after the Effective Date that limit or narrow, but including any that add to or broaden, the protection afforded to you by those provisions).

4.    Termination.

4.1    Termination for Cause.    The Company may terminate the term of employment and all of the Company’s obligations under this Agreement, other than its obligations set forth below in this Section 4.1, for “cause”. Termination by the Company for “cause” shall mean termination by action of the Company because of (a) conviction (treating a nolo contendere plea as a conviction) of a felony (whether or not any right to appeal has been or may be exercised), (b) willful refusal without proper cause to perform your obligations under this Agreement, (c) fraud, embezzlement or misappropriation or (d) because of your breach of any of the covenants provided for in Section 8 hereof. Such termination shall be effected by written notice thereof delivered by the Company to you and shall be effective as of the date of such notice; provided, however, that if (i) such termination is because of your willful failure or refusal without proper cause to perform any one or more of your obligations under this Agreement, (ii) such notice is the first such notice of termination for any reason delivered by the Company to you under this Section 4.1, and (iii) within 15 days following the date of such notice you shall cease your refusal and shall use your best efforts to perform such obligations, the termination shall not be effective.

In the event of termination by the Company for cause, without prejudice to any other rights or remedies that the Company may have at law or in equity, the Company shall have no further obligation to you other than (i) to pay Base Salary through the effective date of the termination of employment (the “Effective Termination Date”), (ii) to pay any Bonus for any year prior to the year in which such termination occurs that has been determined but not yet paid as of the Effective Termination Date, (iii) to pay any unpaid Life Insurance Premium (as defined in Section 7.1) for any year prior to the year in which such termination occurs, and (iv) with respect to any rights you have pursuant to any insurance or other benefit plans or arrangements of the Company. You hereby disclaim any right to receive a pro rata portion of any Bonus with respect to the year in which such termination occurs.

4.2    Termination by You for Material Breach by the Company and Termination by the Company Without Cause.    Unless previously terminated pursuant to any other provision of this Agreement and unless a Disability Period shall be in effect, you shall have the right, exercisable by written notice to the Company, to terminate the term of employment under this Agreement with an Effective Termination Date 30 days after the giving of such notice, if, at the time of the giving of such notice, the Company is in material breach of its obligations under this Agreement; provided, however, that, with the exception of clause (i) below, this Agreement shall not so terminate if such notice is the first such notice of termination delivered by you pursuant to this Section 4.2 and within such 30-day period the Company shall have cured all such material breaches; and provided further, that such notice is provided to the Company within 90 days after the occurrence of such material breach. A material breach by the Company shall include, but not be limited to (i) the Company violating Section 2 with respect to authority, reporting lines, duties, or place of employment and (ii) the Company failing to cause any successor to all or substantially all of the business and assets of the Company expressly to assume the obligations of the Company under this Agreement.

The Company shall have the right, exercisable by written notice to you delivered at least 60 days prior to the Effective Termination Date, to terminate your employment under this Agreement without cause, which notice shall specify the Effective Termination Date. If such notice is delivered on or after the date which is 60 days prior to the Term Date, the provisions of Section 4.3 shall apply.

4.2.1    In the event of a termination of employment pursuant to this Section 4.2 (a “termination without cause”), you shall receive Base Salary and a pro rata portion of your Average Annual Bonus (as defined below) through the Effective Termination Date. Your Average Annual Bonus shall be equal to the average of the regular annual bonus amounts (including any such amounts that have been deferred under any plan or arrangement of the Company, but excluding the amount of any special or spot bonuses)(the “Regular Bonus”) in respect of the two calendar years during the most recent three calendar years for which the Regular Bonus received by you from the Company was the greatest. In addition, if the Effective Termination Date occurs on December 31 of any performance year or following the end of a performance year but prior to the date that the Bonus amount in respect of such year has been paid to you pursuant to Section 3.2, then for purposes of calculating your Average Annual Bonus, the unpaid Bonus in respect of such year will be taken into account. Your pro rata Average Annual Bonus pursuant to this Section 4.2.1 shall be paid to you at the times set forth in Section 4.7.

4.2.2    In the event of a termination covered by Section 4.2 or 4.3 after the Effective Termination Date, you shall continue to be treated like an employee of the Company for a period ending on the date which is twenty-four months after the Effective Termination Date if the Effective Termination Date occurs prior to the Term Date or twelve months after the Effective Termination Date if the Effective Termination Date occurs on or after the Term Date (such date, the “Severance Term Date”). During such period you shall be entitled to receive, whether or not you become disabled during such period but subject to Section 6, (a) Base Salary (on the Company’s normal payroll payment dates as in effect immediately prior to the Effective Termination Date) at an annual rate equal to your Base Salary in effect immediately prior to the notice of termination, (b) an annual Bonus in respect of each calendar year or portion thereof (in which case a pro rata portion of such Bonus will be payable) during such period equal to your Average Annual Bonus and (c) payment of the Life Insurance Premium for each full or partial calendar year (except to the extent already paid as part of the Accrued Obligations). Except as provided in the next sentence, if you accept other full-time employment during such period or notify the Company in writing of your intention to terminate your status of being treated like an employee during such period, you shall cease to be treated like an employee of the Company for purposes of your rights to receive certain post-termination benefits under Section 8.2 effective upon the commencement of such other employment or the effective date specified by you in such notice, whichever is applicable (the “Equity Cessation Date”), and you shall receive the remaining payments of Base Salary, Bonus and Life Insurance Premium pursuant to this Section 4.2.2 for the balance of the period when payments are due to you between the Effective Termination Date and the Severance Term Date at the times specified in Section 4.7 of the Agreement. Notwithstanding the foregoing, if you accept employment with any not-for-profit entity or governmental entity, then you may continue to be treated like an employee of the Company for purposes of your rights to receive certain post-termination benefits pursuant to Section 8.2 and you will continue to receive the payments as provided in the first sentence of this Section 4.2.2; and if you accept full-time employment with any affiliate of the Company, then the payments provided for in this Section 4.2.2 shall immediately cease and you shall not be entitled to any further payments. For purposes of this Agreement, the term “affiliate” shall mean any entity which, directly or indirectly, controls, is controlled by, or is under common control with, the Company.

4.3    After the Term Date.    If, at the Term Date, the term of employment shall not have been previously terminated pursuant to the provisions of this Agreement, no Disability Period is then in effect and the parties shall not have agreed to an extension or renewal of this Agreement or on the terms of a new employment agreement, then the term of employment shall continue on a month-to-month basis and you shall continue to be employed by the Company pursuant to the terms of this Agreement, subject to termination by either party hereto on 60 days written notice delivered to the other party (which notice may be delivered by either party at any time on or after the date which is 60 days prior to the Term Date). If the Company shall terminate the term of employment on or after the Term Date for any reason (other than for cause as defined in Section 4.1, in which case Section 4.1 shall apply), which the Company shall have the right to do so long as no Disability Date (as defined in Section 5) has occurred prior to the delivery by the Company of written notice of termination, then such termination shall be deemed for all purposes of this Agreement to be a “termination without cause” under Section 4.2 and the provisions of Sections 4.2.1 and 4.2.2 shall apply.

4.4    Release.    A condition precedent to the Company’s obligation to make or continue the payments associated with a termination without cause shall be your execution and delivery of a release in the form attached hereto as Annex A, as such form may be revised as required by law, within 60 days following your Effective Termination Date. If you shall fail to timely execute and deliver such release, or if you revoke such release as provided therein, then in lieu of continuing to receive the payments provided for herein, you shall receive a severance payment determined in accordance with the Company’s policies relating to notice and severance reduced by the aggregate amount of severance payments paid pursuant to this Agreement, if any, prior to the date of your refusal to deliver, or revocation of, such release. In this event, any such severance payments shall be paid in the form of Base Salary continuation payments at the annual rate equal to your Base Salary in effect immediately prior to your notice of termination, with such amounts paid until your severance benefit has been exhausted.

4.5    Retirement.    Notwithstanding the provisions of this Agreement relating to a termination without cause and Disability, on the date you first become eligible for normal retirement as defined in any applicable retirement plan (i.e., age 65) of the Company or any subsidiary of the Company (the “Retirement Date”), then this Agreement shall terminate automatically on such date and your employment with the Company shall thereafter be governed by the policies generally applicable to employees of the Company, and you shall not thereafter be entitled to the payments provided in this Agreement to the extent not received by you on or prior to the Retirement Date. In addition, no benefits or payments provided in this Agreement relating to termination without cause and Disability shall include any period after the Retirement Date and if the provision of benefits or calculation of payments provided in this Agreement with respect thereto would include any period subsequent to the Retirement Date, such provision of benefits shall end on the Retirement Date and the calculation of payments shall cover only the period ending on the Retirement Date.

4.6    Mitigation.    In the event of a termination without cause under this Agreement, you shall not be required to take actions in order to mitigate your damages hereunder, unless Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”),would apply to any payments to you by the Company and your failure to mitigate would result in the Company losing tax deductions to which it would otherwise have been entitled. In such an event, Section 4.8 shall govern. With respect to the preceding sentences, any payments or rights to which you are entitled by reason of the termination of employment without cause shall be considered as damages hereunder. Any obligation to mitigate your damages pursuant to this Section 4.6 shall not be a defense or offset to the Company’s obligation to pay you in full the amounts provided in this Agreement upon the occurrence of a termination without cause, at the time provided herein, or the timely and full performance of any of the Company’s other obligations under this Agreement.

4.7    Payments.    Payments of Base Salary, Bonus and Life Insruance Premium required to be made to you after any termination shall be made at the same times as such payments otherwise would have been paid to you pursuant to Sections 3.1, 3.2 and 7 if you had not been terminated, subject to Section 12.17.

4.8    Limitation on Certain Payments.    Notwithstanding any other provision of this Agreement:

4.8.1.    In the event it is determined by an independent nationally recognized public accounting firm that is reasonably acceptable to you, which is engaged and paid for by the Company prior to the consummation of any transaction constituting a Change in Control (which for purposes of this Section 4.8 shall mean a change in ownership or control as determined in accordance with the regulations promulgated under Section 280G of the Code), which accounting firm shall in no event be the accounting firm for the entity seeking to effectuate the Change in Control (the “Accountant”), which determination shall be certified by the Accountant and set forth in a certificate delivered to you not less than ten business days prior to the Change in Control setting forth in reasonable detail the basis of the Accountant’s calculations (including any assumptions that the Accountant made in performing the calculations), that part or all of the consideration, compensation or benefits to be paid to you under this Agreement constitute “parachute payments” under Section 280G(b)(2) of the Code, then, if the aggregate present value of such parachute payments, singularly or together with the aggregate present value of any consideration, compensation or benefits to be paid to you under any other plan, arrangement or agreement which constitute “parachute payments” (collectively, the “Parachute Amount”) exceeds the maximum amount that would not give rise to any liability under Section 4999 of the Code, the amounts constituting “parachute payments” which would otherwise be payable to you or for your benefit shall be reduced to the maximum amount that would not give rise to any liability under Section 4999 of the Code (the “Reduced Amount”); provided that such amounts shall not be so reduced if the Accountant determines that without such reduction you would be entitled to receive and retain, on a net after-tax basis (including, without limitation, any excise taxes payable under Section 4999 of the Code), an amount which is greater than the amount, on a net after-tax basis, that you would be entitled to retain upon receipt of the Reduced Amount. In connection with making determinations under this Section 4.8, the Accountant shall take into account any positions to mitigate any excise taxes payable under Section 4999 of the Code, such as the value of any reasonable compensation for services to be rendered by you before or after the Change in Control, including any amounts payable to you following your termination of employment hereunder with respect to any non-competition provisions that may apply to you, and the Company shall cooperate in the valuation of any such services, including any non-competition provisions.

4.8.2.    If the determination made pursuant to Section 4.8.1 results in a reduction of the payments that would otherwise be paid to you except for the application of Section 4.8.1, the Company shall promptly give you notice of such determination. Such reduction in payments shall be first applied to reduce any cash payments that you would otherwise be entitled to receive (whether pursuant to this Agreement or otherwise) and shall thereafter be applied to reduce other payments and benefits, in each case, in reverse order beginning with the payments or benefits that are to be paid the furthest in time from the date of such determination, unless, to the extent permitted by Section 409A of the Code, you elect to have the reduction in payments applied in a different order; provided that, in no event may such payments be reduced in a manner that would result in subjecting you to additional taxation under Section 409A of the Code. Within ten business days following such determination, the Company shall pay or distribute to you or for your benefit such amounts as are then due to you under this Agreement and shall promptly pay or distribute to you or for your benefit in the future such amounts as become due to you under this Agreement.

4.8.3.    As a result of the uncertainty in the application of Sections 280G and 4999 of the Code at the time of a determination hereunder, it is possible that amounts will have been paid or distributed by the Company to or for your benefit pursuant to this Agreement which should not have been so paid or distributed (each, an “Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for your benefit pursuant to this Agreement could have been so paid or distributed (each, an “Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accountant, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or you which the Accountant believes has a high probability of success, determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for your benefit shall be repaid by you to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code; provided, however, that no such repayment shall be required if and to the extent such deemed repayment would not either reduce the amount on which you are subject to tax under Sections 1 and 4999 of the Code or generate a refund of such taxes. In the event that the Accountant, based on controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for your benefit together with interest at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code.

4.8.4.    In the event of any dispute with the Internal Revenue Service (or other taxing authority) with respect to the application of this Section 4.8, you shall control the issues involved in such dispute and make all final determinations with regard to such issues. Notwithstanding any provision of Section 12.8 to the contrary, the Company shall promptly pay, upon demand by you, all legal fees, court costs, fees of experts and other costs and expenses which you incur no later than 10 years following your death in any actual, threatened or contemplated contest of your interpretation of, or determination under, the provisions of this Section 4.8.

5.    Disability.

5.1    Disability Payments.    If during the term of employment and prior to the delivery of any notice of termination without cause, you become physically or mentally disabled, whether totally or partially, so that you are prevented from performing your usual duties for a period of six consecutive months, or for shorter periods aggregating six months in any twelve-month period, the Company shall, nevertheless, continue to pay your full compensation through the last day of the sixth consecutive month of disability or the date on which the shorter periods of disability shall have equaled a total of six months in any twelve-month period (such last day or date being referred to herein as the “Disability Date”), subject to Section 12.17. If you have not resumed your usual duties on or prior to the Disability Date, the Company shall pay you a pro rata Bonus (based on your Average Annual Bonus) for the year in which the Disability Date occurs and thereafter shall pay you disability benefits for the period ending on the later of (i) the Term Date or (ii) the date which is twelve months after the Disability Date (in the case of either (i) or (ii), the “Disability Period”), in an annual amount equal to 75% of (a) your Base Salary at the time you become disabled and (b) the Average Annual Bonus, in each case, subject to Section 12.17.

5.2    Recovery from Disability.    If during the Disability Period you shall fully recover from your disability, the Company shall have the right (exercisable within 60 days after notice from you of such recovery), but not the obligation, to restore you to full-time service at full compensation. If the Company elects to restore you to full-time service, then this Agreement shall continue in full force and effect in all respects and the Term Date shall not be extended by virtue of the occurrence of the Disability Period. If the Company elects not to restore you to full-time service, you shall be entitled to obtain other employment, subject, however, to the following: (i) you shall perform advisory services during any balance of the Disability Period; and (ii) you shall comply with the provisions of Sections 8 and 9 during the Disability Period. The advisory services referred to in clause (i) of the immediately preceding sentence shall consist of rendering advice concerning the business, affairs and management of the Company as requested by the Chairman, the Chief Executive Officer or a Chief Operating Officer of the Company but you shall not be required to devote more than five days (up to eight hours per day) each month to such services, which shall be performed at a time and place mutually convenient to both parties. Any income from such other employment shall not be applied to reduce the Company’s obligations under this Agreement.

5.3    Other Disability Provisions.    The Company shall be entitled to deduct from all payments to be made to you during the Disability Period pursuant to this Section 5 an amount equal to all disability payments received by you during the Disability Period from Worker’s Compensation, Social Security and disability insurance policies maintained by the Company; provided, however, that for so long as, and to the extent that, proceeds paid to you from such disability insurance policies are not includible in your income for federal income tax purposes, the Company’s deduction with respect to such payments shall be equal to the product of (i) such payments and (ii) a fraction, the numerator of which is one and the denominator of which is one less the maximum marginal rate of federal income taxes applicable to individuals at the time of receipt of such payments. All payments made under this Section 5 after the Disability Date are intended to be disability payments, regardless of the manner in which they are computed. Except as otherwise provided in this Section 5, the term of employment shall continue during the Disability Period and you shall be entitled to all of the rights and benefits provided for in this Agreement, except that Sections 4.2 and 4.3 shall not apply during the Disability Period, and unless the Company has restored you to full-time service at full compensation prior to the end of the Disability Period, the term of employment shall end and you shall cease to be an employee of the Company at the end of the Disability Period and shall not be entitled to notice and severance or to receive or be paid for any accrued vacation time or unused sabbatical.

6.    Death.    If you die during the term of employment, this Agreement and all obligations of the Company to make any payments hereunder shall terminate except that your estate (or a designated beneficiary) shall be entitled to receive Base Salary to the last day of the month in which your death occurs and Bonus compensation (at the time bonuses are normally paid) based on the Average Annual Bonus, but prorated according to the number of whole or partial months you were employed by the Company in such calendar year.

7.    Life Insurance.    During your employment with the Company, the Company shall (i) provide you with $50,000 of group life insurance and (ii) pay you annually an amount equal to two times the premium you would have to pay to obtain life insurance under a standard group universal life insurance program in an amount equal to

$3,000,000 (“Life Insurance Premium”). The Company shall pay you such amount no earlier than January 1 and no later than December 31 of the calendar year in which you are entitled to this amount. You shall be under no obligation to use the payments made by the Company pursuant to the preceding sentence to purchase any additional life insurance. The payments made to you hereunder shall not be considered as “salary” or “compensation” or “bonus” in determining the amount of any payment under any retirement, profit-sharing or other benefit plan of the Company or any subsidiary of the Company.

8.    Other Benefits.

8.1    General Availability.    To the extent that (a) you are eligible under the general provisions thereof (including without limitation, any plan provision providing for participation to be limited to persons who were employees of the Company or certain of its subsidiaries prior to a specific point in time) and (b) the Company maintains such plan or program for the benefit of its executives, during the term of your employment with the Company, you shall be eligible to participate in any savings plan, or similar plan or program and in any group life insurance, hospitalization, medical, dental, accident, disability or similar plan or program of the Company now existing or established hereafter.

8.2    Benefits After a Termination or Disability.    After the Effective Termination Date of a termination of employment pursuant to Section 4.2 and prior to the Severance Term Date or during the Disability Period, you shall continue to be treated like an employee of the Company for purposes of eligibility to participate in the Company’s health and welfare benefit plans other than disability programs and to receive the health and welfare benefits (other than disability programs) required to be provided to you under this Agreement to the extent such health and welfare benefits are maintained in effect by the Company for its executives. After the Effective Termination Date of a termination of employment pursuant to Section 4 or during a Disability Period, you shall not be entitled to any additional awards or grants under any stock option, restricted stock or other stock-based incentive plan and you shall not be entitled to continue elective deferrals in or accrue additional benefits under any qualified or nonqualified retirement programs maintained by the Company. At the Severance Term Date, your rights to benefits and payments under any health and welfare benefit plans or any insurance or other death benefit plans or arrangements of the Company shall be determined in accordance with the terms and provisions of such plans. At the Severance Term Date or, if earlier, the Equity Cessation Date, your rights to benefits and payments under any stock option, restricted stock, stock appreciation right, bonus unit, management incentive or other long-term incentive plan of the Company shall be determined in accordance with the terms and provisions of such plans and any agreements under which such stock options, restricted stock or other awards were granted. However, notwithstanding the foregoing or any more restrictive provisions of any such plan or agreement, if your employment with the Company is terminated as a result of a termination pursuant to Section 4.2, then, consistent with the terms of the Prior Agreements, (i) all stock options to purchase shares of Time Warner Common Stock shall continue to vest, through the earlier of the Severance Term Date or the Equity Cessation Date; (ii) except if you shall then qualify for retirement under the terms of the applicable stock option agreement and would receive more favorable treatment under the terms of the stock option agreement, (x) all stock options to purchase shares of Time Warner Common Stock granted to you by the Company that would have vested on or before the Severance Term Date (or the comparable date under any employment agreement that amends, replaces or supersedes this Agreement) shall vest and become immediately exercisable upon the earlier of the Severance Term Date or the Equity Cessation Date, and (y) all your vested stock options shall remain exercisable for a period of three years after the earlier of the Severance Term Date or the Equity Cessation Date (but not beyond the term of such stock options); and (iii) the Company shall not be permitted to determine that your employment was terminated for “unsatisfactory performance” within the meaning of any stock option agreement between you and the Company. With respect to awards of restricted stock units (“RSUs”) held at the Effective Termination Date of a termination of employment pursuant to Section 4.2, subject to potential further delay in payment pursuant to Section 12.17, the treatment of the RSUs will be determined in accordance with the terms of the applicable award agreement(s).

8.3    Payments in Lieu of Other Benefits.    In the event the term of employment and your employment with the Company is terminated pursuant to any section of this Agreement, you shall not be entitled to notice and severance under the Company’s general employee policies or to be paid for any accrued vacation time or unused sabbatical, the payments provided for in such sections being in lieu thereof.

9.    Protection of Confidential Information; Non-Compete.

9.1    Confidentiality Covenant. You acknowledge that your employment by the Company (which, for purposes of this Section 9 shall mean Time Warner Inc. and its affiliates) will, throughout your employment, bring you into close contact with many confidential affairs of the Company, including information about costs, profits, markets, sales, products, key personnel, pricing policies, operational methods, technical processes, trade secrets, plans for future development, strategic plans of the most valuable nature and other business affairs and methods and other information not readily available to the public. You further acknowledge that the services to be performed under this Agreement are of a special, unique, unusual, extraordinary and intellectual character. You further acknowledge that the business of the Company is global in scope, that its products and services are marketed throughout the world, that the Company competes in nearly all of its business activities with other entities that are or could be located in nearly any part of the world and that the nature of your services, position and expertise are such that you are capable of competing with the Company from nearly any location in the world. In recognition of the foregoing, you covenant and agree:

9.1.1    You shall keep secret all confidential matters of the Company and shall not disclose such matters to anyone outside of the Company, or to anyone inside the Company who does not have a need to know or use such information, and shall not use such information for personal benefit or the benefit of a third party, either during or after the term of employment, except with the Company’s written consent, provided that (i) you shall have no such obligation to the extent such matters are or become publicly known other than as a result of your breach of your obligations hereunder and (ii) you may, after giving prior notice to the Company to the extent practicable under the circumstances, disclose such matters to the extent required by applicable laws or governmental regulations or judicial or regulatory process;

9.1.2    You shall deliver promptly to the Company on termination of your employment, or at any other time the Company may so request, all memoranda, notes, records, reports and other documents (and all copies thereof) relating to the Company’s business, which you obtained while employed by, or otherwise serving or acting on behalf of, the Company and which you may then possess or have under your control; and

9.1.3    For a period of one year after the effective date of your retirement or other termination by you of your employment with the Company or for one year after the Effective Termination Date of a termination of employment pursuant to

Section 4, without the prior written consent of the Company, you shall not employ, and shall not cause any entity of which you are an affiliate to employ, any person who was a full-time employee of the Company at the date of such termination of employment or within six months prior thereto, but such prohibition shall not apply to your secretary or executive assistant or to any other employee eligible to receive overtime pay.

9.1.4    If you are a licensed or registered attorney in the State of New York or another U.S. jurisdiction, (i) these confidentiality and non-compete provisions shall be interpreted in a manner consistent with, and enforced only to the extent permissible under the applicable rules of professional conduct (such as Rule 5.6 in the State of New York or its equivalent in other jurisdictions), and (ii) nothing in this Agreement shall relieve you of any applicable ethical constraints, either during or after the termination of your employment with the Company.

9.2.    Non-Compete Covenant.

9.2.1    During the term of employment and for the twelve-month period after (i) the effective date of your retirement or other termination by you of your employment or (ii) the Effective Termination Date of a termination of employment pursuant to Section 4, you shall not, directly or indirectly, without the prior written consent of the Chairman, Chief Executive Officer or any Chief Operating Officer of the Company: (x) render any services to, manage, operate, control, or act in any capacity (whether as a principal, partner, director, officer, member, agent, employee, consultant, owner, independent contractor or otherwise and whether or not for compensation) for, any person or entity that is a Competitive Entity, or (y) acquire any interest of any type in any Competitive Entity, including without limitation as an owner, holder or beneficiary of any stock, stock options or other equity interest (except as permitted by the next sentence) . Nothing herein shall prohibit you from acquiring solely as an investment and through market purchases (i) securities of any Competitive Entity that are registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934 (the “Exchange Act”) and that are publicly traded, so long as you or any entity under your control are not part of any control group of such Competitive Entity and such securities, including converted or convertible securities, do not constitute more than one percent (1%) of the outstanding voting power of that entity and (ii) securities of any Competitive Entity that are not registered under Section 12(b) or 12(g) of the Exchange Act and are not publicly traded, so long as you or any entity under your control is not part of any control group of such Competitive Entity and such securities, including converted securities, do not constitute more than three percent (3%) of the outstanding voting power of that entity, provided that in each case you have no active participation in the business of such entity.

9.2.2    “Competitive Entity” shall be defined as a business (whether conducted through an entity (including its parent, subsidiary, affiliate, joint venture, partnership or otherwise) or by individuals including employee in self-employment) that is engaged in any business activities that directly compete with (x) any of the business activities carried on by the Company in any geographic location where the Company conducts business (including without limitation a Competitive Activity as defined below), (y) any business activities being planned by the Company or in the process of development at the time of your termination of employment (as evidenced by written proposals, market research, RFPs and similar materials) or (z) any business activity that the Company has covenanted, in writing, not to compete with in connection with the disposition of such a business.

9.2.3    “Competitive Activity” refers to business activities within the lines of business of the Company, including without limitation, the following:

(a)	The operation of domestic and international networks and premium pay television services (including the production, provision and/or delivery of programming to cable system operators, satellite distribution services, telephone companies, Internet Protocol Television systems, mobile operators, broadband and other distribution platforms and outlets) and websites and digital applications associated with such networks and pay television services;

(b)	The sale, licensing and/or distribution of content on DVD and Blu-ray discs, video on demand, electronic sell-through, applications for mobile devices, the Internet or other digital services;

(c)	The production, distribution and licensing of motion pictures and other entertainment assets, television programming, animation, interactive games (whether distributed in physical form or digitally) and other video products and the operation of websites and digital applications associated with the foregoing.

9.3.    Injunctive Relief.    You acknowledge that your services are of a special, unique and extraordinary value to the Company and that you develop goodwill on behalf of Time Warner. Because your services are unique and because you have access to confidential information and strategic plans of the Company of the most valuable nature and will help the Company develop goodwill, the parties agree that the covenants contained in this Section 9 are necessary to protect the value of the business of the Company and that a breach of any such non-competition covenant would result in irreparable and continuing damage for which there would be no adequate remedy at law. The parties agree therefore that in the event of a breach or threatened breach of this Section 8, the Company may, in addition to other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof. The parties further agree that in the event the Company is granted any such injunctive or other relief, the Company shall not be required to post any bond or security that may otherwise normally be associated with such relief.

10.    Ownership of Work Product.    You acknowledge that during the term of employment, you may conceive of, discover, invent or create inventions, improvements, new contributions, literary property, material, ideas and discoveries, whether patentable or copyrightable or not (all of the foregoing being collectively referred to herein as “Work Product”), and that various business opportunities shall be presented to you by reason of your employment by the Company. You acknowledge that all of the foregoing shall be owned by and belong exclusively to the Company and that you shall have no personal interest therein, provided that they are either related in any manner to the business (commercial or experimental) of the Company, or are, in the case of Work Product, conceived or made on the Company’s time or with the use of the Company’s facilities or materials, or, in the case of business opportunities, are presented to you for the possible interest or participation of the Company. You shall (i) promptly disclose any such Work Product and business opportunities to the Company; (ii) assign to the Company, upon request and without additional compensation, the entire rights to such Work Product and business opportunities; (iii) sign all papers necessary to carry out the foregoing; and (iv) give testimony in support of your inventorship or creation in any appropriate case. You agree that you will not assert any rights to any Work Product or business opportunity as having been made or acquired by you prior to the date of this Agreement except for Work Product or business opportunities, if any, disclosed to and acknowledged by the Company in writing prior to the date hereof.

11.    Notices.    All notices, requests, consents and other communications required or permitted to be given under this Agreement shall be effective only if given in writing and shall be deemed to have been duly given if delivered personally or sent by a nationally recognized overnight delivery service, or mailed first-class, postage prepaid, by registered or certified mail, as follows (or to such other or additional address as either party shall designate by notice in writing to the other in accordance herewith):

11.1    If to the Company:

Time Warner Inc.

One Time Warner Center

New York, New York 10019

Attention: Senior Vice President - Global

Compensation and Benefits

(with a copy, similarly addressed

but Attention: General Counsel)

11.2    If to you, to your residence address set forth on the records of the Company.

12.    General.

12.1    Governing Law.    This Agreement shall be governed by and construed and enforced in accordance with the substantive laws of the State of New York applicable to agreements made and to be performed entirely in New York.

12.2    Captions.    The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

12.3    Entire Agreement.    This Agreement, including Annexes A and B, set forth the entire agreement and understanding of the parties relating to the subject matter of this Agreement and supersedes all prior agreements, arrangements and understandings, written or oral, between the parties.

12.4    No Other Representations.    No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or be liable for any alleged representation, promise or inducement not so set forth.

12.5    Assignability.    This Agreement and your rights and obligations hereunder may not be assigned by you and except as specifically contemplated in this Agreement, neither you, your legal representative nor any beneficiary designated by you shall have any right, without the prior written consent of the Company, to assign, transfer, pledge, hypothecate, anticipate or commute to any person or entity any payment due in the future pursuant to any provision of this Agreement, and any attempt to do so shall be void and shall not be recognized by the Company. The Company shall assign its rights together with its obligations hereunder in connection with any sale, transfer or other disposition of all or substantially all of the Company’s business and assets, whether by merger, purchase of stock or assets or otherwise, as the case may be. Upon any such assignment, the Company shall cause any such successor expressly to assume such obligations, and such rights and obligations shall inure to and be binding upon any such successor.

12.6    Amendments; Waivers.    This Agreement may be amended, modified, superseded, cancelled, renewed or extended and the terms or covenants hereof may be waived only by written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect such party’s right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

12.7    Specific Remedy.    In addition to such other rights and remedies as the Company may have at equity or in law with respect to any breach of this Agreement, if you commit a material breach of any of the provisions of Sections 9.1, 9.2, or 10, the Company shall have the right and remedy to have such provisions specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company.

12.8    Resolution of Disputes.    Except as provided in the preceding Section 12.7, any dispute or controversy arising with respect to this Agreement and your employment hereunder (whether based on contract or tort or upon any federal, state or local statute, including but not limited to claims asserted under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, any state Fair Employment Practices Act and/or the Americans with Disability Act) shall, at the election of either you or the Company, be submitted to JAMS for resolution in arbitration in accordance with the rules and procedures of JAMS. Either party shall make such election by delivering written notice thereof to the other party at any time (but not later than 45 days after such party receives notice of the commencement of any administrative or regulatory proceeding or the filing of any lawsuit relating to any such dispute or controversy) and thereupon any such dispute or controversy shall be resolved only in accordance with the provisions of this Section 12.8. Any such proceedings shall take place in New York City before a single arbitrator (rather than a panel of arbitrators), pursuant to any streamlined or expedited (rather than a comprehensive) arbitration process, before a non-judicial (rather than a judicial) arbitrator, and in accordance with an arbitration process which, in the judgment of such arbitrator, shall have the effect of reasonably limiting or reducing the cost of such arbitration. The resolution of any such dispute or controversy by the arbitrator appointed in accordance with the procedures of JAMS shall be final and binding. Judgment upon the award rendered by such arbitrator may be entered in any court having jurisdiction thereof, and the parties consent to the jurisdiction of the New York courts for this purpose. The prevailing party shall be entitled to recover the costs of arbitration (including reasonable attorneys fees and the fees of experts) from the losing party. If at the time any dispute or controversy arises with respect to this Agreement, JAMS is not in business or is no longer providing arbitration services, then the American Arbitration Association shall be substituted for JAMS for the purposes of the foregoing provisions of this Section 12.8. If you shall be the prevailing party in such arbitration, the Company shall promptly pay, upon your demand, all legal fees, court costs and other costs and expenses incurred by you in any legal action seeking to enforce the award in any court.

12.9    Beneficiaries.    Whenever this Agreement provides for any payment to your estate, such payment may be made instead to such beneficiary or beneficiaries as you may designate by written notice to the Company. You shall have the right to revoke any such designation and to redesignate a beneficiary or beneficiaries by written notice to the Company (and to any applicable insurance company) to such effect.

12.10  No Conflict.  You represent and warrant to the Company that this Agreement is legal, valid and binding upon you and the execution of this Agreement and the performance of your obligations hereunder does not and will not constitute a breach of, or conflict with the terms or provisions of, any agreement or understanding to which you are a party (including, without limitation, any other employment agreement). The Company represents and warrants to you that this Agreement is legal, valid and binding upon the Company and the execution of this Agreement and the performance of the Company’s obligations hereunder does not and will not constitute a breach of, or conflict with the terms or provisions of, any agreement or understanding to which the Company is a party.

12.11  Conflict of Interest.  Attached as Annex B and made part of this Agreement is the Time Warner Corporate Standards of Business Conduct. You confirm that you have read, understand and will comply with the terms thereof and any reasonable amendments thereto. In addition, as a condition of your employment under this Agreement, you understand that you may be required periodically to confirm that you have read, understand and will comply with the Standards of Business Conduct as the same may be revised from time to time.

12.12  Withholding Taxes.  Payments made to you pursuant to this Agreement shall be subject to withholding and social security taxes and other ordinary and customary payroll deductions.

12.13  No Offset.  Neither you nor the Company shall have any right to offset any amounts owed by one party hereunder against amounts owed or claimed to be owed to such party, whether pursuant to this Agreement or otherwise, and you and the Company shall make all the payments provided for in this Agreement in a timely manner.

12.14  Severability.  If any provision of this Agreement shall be held invalid, the remainder of this Agreement shall not be affected thereby; provided, however, that the parties shall negotiate in good faith with respect to equitable modification of the provision or application thereof held to be invalid. To the extent that it may effectively do so under applicable law, each party hereby waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

12.15  Survival.  Sections 3.4, 8.3 and 9 through 12 shall survive any termination of the term of employment by the Company for cause pursuant to Section 4.1. Sections 3.4, 4.4, 4.5, 4.6, 4.8 and 8 through 12 shall survive any termination of the term of employment pursuant to Sections 4.2, 4.3, 5 or 6. Sections 3.4, 4.6 and Sections 9 through 12 shall survive any termination of employment due to resignation.

12.16  Definitions.  The following terms are defined in this Agreement in the places indicated:

affiliate – Section 4.2.2

Average Annual Bonus – Section 4.2.1

Base Amount – Section 4.8.1

Base Salary – Section 3.1

Bonus – Section 3.2

cause – Section 4.1

Code – Section 4.6

Company – the first paragraph on page 1 and Section 8.1

Competitive Entity – Section 8.2

Disability Date – Section 5

Disability Period – Section 5

Effective Date – the first paragraph on page 1

Effective Termination Date – Section 4.1

Equity Cessation Date – Section 4.2.2

Life Insurance Premium – Section 7

Overpayment – Section 4.8.3

Parachute Amount – Section 4.8.1

Reduced Amount – Section 4.8.1

Regular Bonus – Section 4.2.1

Retirement Date – Section 4.5

Severance Term Date – Section 4.2.2

Term Date – Section 1

term of employment – Section 1

termination without cause – Section 4.2.1

Work Product – Section 10

12.17              Compliance with IRC Section 409A.  This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and will be interpreted in a manner intended to comply with Section 409A of the Code. Notwithstanding anything herein to the contrary, (i) if at the time of your termination of employment with the Company you are a “specified employee” as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to you) until the date that is six months following your termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to you hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax and does not reduce the value of such payments to you. To the extent any reimbursements or in-kind benefits due to you under this Agreement constitutes “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to you in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code. References in this Agreement to your termination of active employment or your Effective Termination Date shall be deemed to refer to the date upon which you have a “separation from service” with the Company and its affiliates within the meaning of Section 409A of the Code. The Company shall consult with you in good faith regarding the implementation of the provisions of this Section 12.17; provided that neither the Company nor any of its employees or representatives shall have any liability to you with respect to thereto.

IN WITNESS WHEREOF, the parties have duly executed this Agreement the date first above written.

           TIME WARNER INC.

By	/s/ James Cummings

Title:	Senior Vice President
/s/ Paul T. Cappuccio
Paul T. Cappuccio

ANNEX A

RELEASE

This Release is made by and among                                      (“You” or “Your”) and TIME WARNER INC. (the “Company”), One Time Warner Center, New York, New York 10019, as of the date set forth below in connection with the Employment Agreement dated                     , and effective as of                         , and the letter agreement (the “Letter Agreement” between You and the Company dated as of                          (as so amended, the “Employment Agreement”), and in association with the termination of your employment with the Company.

In consideration of payments made to You and other benefits to be received by You by the Company and other benefits to be received by You pursuant to the Employment Agreement, as further reflected in the Letter Agreement, You, being of lawful age, do hereby release and forever discharge the Company, its successors, related companies, Affiliates, officers, directors, shareholders, subsidiaries, agents, employees, heirs, executors, administrators, assigns, benefit plans (including but not limited to the Time Warner Inc. Severance Pay Plan For Regular Employees), benefit plan sponsors and benefit plan administrators of and from any and all actions, causes of action, claims, or demands for general, special or punitive damages, attorney’s fees, expenses, or other compensation or damages (collectively, “Claims”), whether known or unknown, which in any way relate to or arise out of your employment with the Company or the termination of Your employment, which You may now have under any federal, state or local law, regulation or order, including without limitation, Claims related to any stock options held by You or granted to You by the Company that are scheduled to vest subsequent to the Severance Term Date that applies to Your termination of employment and Claims under the Age Discrimination in Employment Act (with the exception of Claims that may arise after the date You sign this Release), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, as amended, the Family and Medical Leave Act and the Employee Retirement Income Security Act of 1974, as amended, through and including the date of this Release; provided, however, that the execution of this Release shall not prevent You from bringing a lawsuit against the Company to enforce its obligations under the Employment Agreement and this Release.

Notwithstanding anything to the contrary, nothing in this Release shall prohibit or restrict You from (i) making any disclosure of information required by law; (ii) filing a charge with, providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s legal, compliance or human resources officers; (iii) filing, testifying or participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization; or (iv) challenging the validity of my release of claims under the Age Discrimination in Employment Act. Provided, however, You acknowledge that You cannot recover any monetary damages or equitable relief in connection with a charge brought by You or through any action brought by a third party with respect to the Claims released and waived in the Agreement. Further, notwithstanding the above, You are not waiving or releasing: (i) any claims arising after the Effective Date of this Agreement; (iii) any claims for enforcement of this Agreement; (iii) any rights or claims You may have to workers compensation or unemployment benefits; (iv) claims for accrued, vested benefits under any employee benefit plan of the Company in accordance with the terms of such plans and applicable law; and/or (v) any claims or rights which cannot be waived by law.

You further state that You have reviewed this Release, that You know and understand its contents, and that You have executed it voluntarily.

You acknowledge that You have been given              days to review this Release and to sign it. You also acknowledge that by signing this Release You may be giving up valuable legal rights and that You have been advised to consult with an attorney. You understand that You have the right to revoke Your consent to the Release for seven days following Your signing of the Release. You further understand that You will cease to receive any payments or benefits under this Agreement (except as set forth in Section 4.4 of the Agreement) if You do not sign this Release or if You revoke Your consent to the Release within seven days after signing the Release. The Release shall not become effective or enforceable with respect to claims under the Age Discrimination Act until the expiration of the seven-day period following Your signing of this Release. To revoke, You send a written statement of revocation by certified mail, return receipt requested, or by hand delivery. If You do not revoke, the Release shall become effective on the eighth day after You sign it.

Accepted and Agreed to:

Dated:

ANNEX B

TIME WARNER CORPORATE

STANDARDS OF BUSINESS CONDUCT